Exhibit 10.52

Extension Agreement

March 29, 2002

eMerge Interactive, Inc.
10305 102nd Terrace
Sebastian, Florida 32958

Re:  Financing and Warrant Purchase Agreement dated as of August 24, 2001

Gentlemen:

This letter is submitted by the undersigned in connection with the Financing and Warrant Purchase Agreement made as of August 24, 2001 (the “Warrant Agreement”), by and among Safeguard Delaware, Inc., ICG Holdings, Inc. and Biegert, Inc., a Wyoming s-corporation (collectively, the “Investors”), and eMerge Interactive, Inc., a Delaware corporation (the “Company”).

In connection with the Warrant Agreement, the Investors have agreed to provide letters of credit to enhance the collateral for the Company’s credit facility. In consideration for the Investors providing the letters of credit, the Company has agreed among other things to grant to the Investors certain warrants.

The Warrant Agreement provides that in the event the Company has not provided written notice to the Investors on or before February 28, 2002, that states that the Company no longer desires or requires that the Investors continue to maintain their letters of credit, the Company will issue to the Investors warrants that are exercisable for up to an aggregate amount of 764,328 shares of common stock (the “B Warrants”).

Subsequent to the establishment of the Company’s credit facility, the Company has substantially reduced its reliance on the credit facility through alternative financing mechanisms. However, the Company’s lender has not yet released the requirement that the Investors’ maintain their respective letters of credit. As a result of the Company’s reduced reliance on the credit facility, the credit exposure of the Investors has been substantially reduced.

In consideration of this reduction of credit exposure, the Investors agree to extend the warrant issuance date under the Warrant Agreement for the B Warrants until April 30, 2002 pending further discussions with the Company’s lender regarding the release of the Investors’ letters of credit; provided, however, that this extension will only be effective to the extent the Company’s borrowings under the credit facility do not exceed the amount of funds held in the lockbox associated with the credit facility. In the event the Company’s borrowings at any time exceed the cash funds in the lockbox associated with the credit facility, the Company will promptly issue the B Warrants to the Investors upon the written demand of any Investor.

The parties have executed this letter as of the date first set forth above.

THE INVESTORS:
Safeguard Delaware, Inc.

By:	/s/ CHRISTOPHER J. DAVIS
Name:	Christopher J. Davis
Title:	CFO
Address for Notices: 800 The Safeguard Building 435 Devine Park Drive Wayne, PA 19087-1945 Attn: Christopher Davis Telecopy:
ICG Holdings, Inc.

By:	/s/ HENRY N. NASSAU
Name:	Henry N. Nassau
Title:	VP & Secretary

Address for Notices:
100 Lake Drive, Suite 4
Pencader Corporate Center
Newark, DE 19702
Attn:             General Manager
Telecopy:     302-292-3972

With a copy to:

Internet Capital Group, Inc.
435 Devon Park Drive
Building 600
Wayne, PA 19087
Attn:             General Counsel
Telecopy:     610-989-0112

Biegert, Inc.:

By:	/s/ JEFF BIEGERT
Name:	Jeff Biegert
Title:	President
Address for Notices: 2713 Dover Drive Laramie, WY 82072 Attn: Jeff Biegert Telecopy: 307-742-6875

The terms and conditions of this letter are acknowledged as of date of this letter by the undersigned:

THE COMPANY:
eMerge Interactive, Inc.

By:	/s/ REID JOHNSON
Name:	Reid Johnson
Title:	CFO
Address for Notices: 10305 102nd Terrace Sebastian, Florida Attn: Chief Financial Officer Telecopy: (561) 581-7570

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